Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
INTERDIGITAL ANNOUNCES THIRD QUARTER 2010 FINANCIAL RESULTS
Growth in Sales of Mobile Devices and Expansion of Customer Relationships
Drives Strong Profitability
Company Signals Commencement of Regular Quarterly Dividend
KING OF PRUSSIA, PA — October 27, 2010 — InterDigital, Inc. (NASDAQ: IDCC) today announced results for the third quarter ended September 30, 2010.
Highlights for third quarter 2010:
•	Net income of $35.5 million, or $0.79 per diluted share, a 16 percent increase over third quarter 2009;
•	Revenue of $91.9 million, a 22 percent increase over third quarter 2009; and
•	Ending cash and short-term investments totaling $563.6 million.
“We turned in another very strong quarter, as evidenced by significant profitability and a substantially strengthened cash position,” commented William J. Merritt, InterDigital’s President and Chief Executive Officer. “The broad improvement in our results arose from several key factors, including the contribution from new customer agreements and very strong unit volume growth from existing customers.”
“Our development programs also progressed well, continuing to address the complex bandwidth challenge facing networks today,” continued Mr. Merritt. “In one of our programs, we demonstrated a Machine-to-Machine gateway and server prototype, which should enable the proliferation of M2M connections while preserving network integrity and capacity. That demonstration was well received by manufacturers and standards bodies alike, and is among the many innovations the company is producing to address the demand for more wireless data throughput with better performance characteristics.”
“InterDigital’s balance sheet has never been stronger, owing to the company’s excellent performance recently,” commented Terry Clontz, InterDigital’s Chairman of the Board. Mr. Clontz added, “The Board has been carefully considering its capital management policy in view of the company’s strong cash flow, generated by one of the best wireless technology patent portfolios in the industry. The Board believes opportunities remain robust to enhance shareholder value through continued focused investments in market-leading wireless technology, while also returning appropriate levels of capital to our shareholders. In the past we have returned cash to shareholders through share buybacks. While the company plans to maintain its current share repurchase authorization, we believe it is time to include other means of returning surplus cash to shareholders. Given our financial strength and confidence in our core licensing business, the Board intends to announce a regular quarterly dividend policy during fourth quarter 2010. The initiation of a regular dividend is expected to be at a level commensurate with other high technology companies with similar growth prospects and cash positions.”

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Third Quarter 2010 Summary
Net income for third quarter 2010 totaled $35.5 million, or $0.79 per diluted share, an increase of 16 percent over third quarter 2009 net income of $30.6 million, or $0.69 per diluted share. Contributions from several new customers as well as higher unit sales by many of the company’s existing per-unit customers drove higher profitability in the quarter.
Total revenue in third quarter 2010 of $91.9 million increased 22 percent from $75.5 million reported in third quarter 2009. Patent licensing royalties of $86.1 million increased 18 percent, over $73.0 million in third quarter 2009. The increase is driven by new and renewed agreements as well as growth in customers’ smartphone product sales. The fixed fee amortized portion of the royalty revenue totaled $49.6 million, an increase of 11 percent over third quarter 2009 of $44.8 million, driven by new customer agreements. Per-unit royalties of $35.8 million rose 29 percent over $27.7 million reported for third quarter 2009, driven by increasing sales of customers’ mobile devices and new customer agreements. Technology solutions revenue in third quarter 2010 of $5.8 million more than doubled from $2.5 million in third quarter 2009 due to contributions from customers added during first nine months 2010. Customers that accounted for ten percent or more of the $91.9 million of third quarter 2010 total revenue were Samsung (28 percent), LG Electronics (16 percent), and Sharp (11 percent).
Third quarter 2010 operating expenses of $37.5 million increased by $8.6 million, or 30 percent, over $28.9 million reported in third quarter 2009. The increase in expense is largely the result of adjustments to the accrual for the company’s long-term compensation program (“LTCP”). In third quarter 2009, the company reduced the accrual for an incentive period under the LTCP by $4.0 million based on the company’s revised expectations for a lower payout. However, during 2010, new customer agreements and amendments have contributed in excess of $100 million of cash and receivables, which resulted in an increase to the LTCP accrual. In addition, expenses rose $6.1 million as a result of (i) sublicense fees and other non-personnel expenses to support technology transfers under the new technology solutions agreements entered into during first nine months 2010, (ii) new research and development projects initiated in the last twelve months, (iii) patent amortization and (iv) an increase in costs associated with due diligence related to potential patent acquisition opportunities. These and other increases were offset by a lower level of intellectual property enforcement activity ($1.4 million in third quarter 2010 versus $3.3 million in third quarter 2009).
Net interest and investment income for third quarter 2010 of $0.6 million increased from $0.5 million in third quarter 2009 primarily due to higher investment balances in third quarter 2010.
The company’s third quarter 2010 effective tax rate was approximately 36 percent, slightly higher than the 35 percent effective tax rate experienced in third quarter 2009.
Nine Months Summary
The company’s first nine months 2010 net income totaled $119.3 million, or $2.66 per diluted share, a 65 percent increase over the first nine months 2009 pro forma net income1 of $72.4 million, or $1.61 per diluted share. The first nine months 2009 pro forma results do not include a $37.0 million repositioning charge. This year-over-year increase in net income was driven by revenue contributions from several new customers as well as growth in sales from existing customers. On a GAAP-reported basis, first nine months 2009 net income totaled $48.4 million, or $1.08 per diluted share.
Total revenue in first nine months 2010 of $299.3 million increased 35 percent from $221.0 million reported in first nine months 2009, driven by a $70.0 million, or 33 percent, increase in patent licensing

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royalties. Of this increase, $38.5 million related to past sales generated by new and renewed agreements and routine audits, the largest contributor to which was Casio Hitachi Mobile Communications Co., Ltd. (“CHMC”). The fixed fee amortized portion of royalty revenue in first nine months 2010 totaled $146.3 million, an increase of 9 percent over first nine months 2009 of $133.7 million, driven by a new customer agreement with Pantech and a full nine months of revenue from the agreement with Samsung signed during first quarter 2009. Per-unit royalties of $97.4 million in first nine months 2010 rose 24 percent over $78.5 million reported for first nine months 2009, driven by new, renewed and expanded license agreements with customers as well as increased sales of customers’ smartphone products. Technology solutions revenue in first nine months 2010 of $14.3 million more than doubled from $6.0 million in first nine months 2009 due to contributions from new technology solutions agreements added in first nine months 2010 and royalties on customer sales of products containing the company’s SlimChip™ modem core platform. Customers that accounted for ten percent or more of the $299.3 million of first nine months 2010 total revenue were Samsung (26 percent), LG Electronics (14 percent), and CHMC (11 percent).
First nine months 2010 operating expenses of $117.1 million increased by 5 percent over the $111.0 million operating expenses during first nine months 2009, which excludes the $37.0 million repositioning charge during first nine months 2009. The increase in expense is largely the result of adjustments to the accrual for the company’s LTCP, as described above. In addition, expenses rose $7.2 million as a result of sublicense fees and other non-personnel expenses to support technology transfers under the new technology solutions agreements entered into during first nine months 2010, patent amortization and an increase in costs associated with due diligence related to potential patent acquisition opportunities. These and other increases were offset by lower levels of personnel, depreciation and amortization and other costs resulting from the company’s March 2009 decision to cease further development of its SlimChip modem technology. In addition, the company experienced a lower level of intellectual property enforcement activity in first nine months 2010 ($10.3 million in first nine months 2010 versus $11.5 million in first nine months 2009).
Net interest and investment income for each of first nine months 2010 and first nine months 2009 totaled $2.0 million.
The company’s first nine months 2010 effective tax rate was approximately 35 percent, as compared to the first nine months 2009 effective tax rate of approximately 36 percent.
In first nine months 2010, the company generated $141.4 million of free cash flow2 compared to $307.0 million in first nine months 2009. The decrease of $165.6 million in free cash flow was driven primarily by a reduction of $149.3 million in cash receipts from patent license agreements due to a higher level of patent licensing prepayments received in first nine months 2009 compared to first nine months 2010.
Near-Term Outlook
Scott McQuilkin, Chief Financial Officer, commented, “Our third quarter results reflect the growth of our customer base and strong sales from our existing customers driven by the rebound in industry mobile phone shipments. We will provide an update on our revenue expectations for fourth quarter 2010 after we receive and review the applicable patent license and product sales royalty reports.”
Conference Call Information
InterDigital will host a conference call on Thursday, October 28, 2010 at 10:00 a.m. Eastern Time to discuss its third quarter 2010 performance and other company matters. For a live Internet webcast of the conference call, visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.

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For telephone access to the conference call, please dial (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 9:50 a.m. ET on October 28 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital’s web site in the Investor Relations section. In addition, a telephone replay will be available from 1:00 p.m. ET October 28 through 1:00 p.m. ET November 2. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 3791114.
About InterDigital
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and partnerships with many of the world’s leading wireless companies.
InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.
For more information, visit: www.interdigital.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include the information under the heading “Near-Term Outlook” and other information regarding our current beliefs, plans and expectations, including, without limitation: (i) our expectations regarding our M2M gateway and server prototype, (ii) our plans to maintain our current share repurchase authorization, (iii) our Board’s intention to announce a regular quarterly dividend policy in fourth quarter 2010 and its expectations regarding the dividend level, (iv) the impact of our recently signed agreements, and (v) fourth quarter 2010 revenue guidance. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license and technology solutions agreements on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (iv) the failure of the markets for our technologies to materialize to the extent or at the rate that we expect; (v) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; and (vi) an increase in the company’s cash needs or decrease in available cash or the company’s inability to declare a dividend in compliance with applicable laws. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

[1]	Pro forma net income is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s first nine months 2010 operating results relative to first nine months 2009. A limitation of the utility of pro forma net income as a measure of financial performance is that it does not represent the company’s total operating expenses for the period. For purposes of this press release, InterDigital defines “pro forma net

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income” as net income excluding the expense associated with a repositioning charge and the related tax benefit, both non-recurring items in first quarter 2009. InterDigital’s computation of pro forma net income might not be comparable to pro forma net income reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of pro forma net income to net income, the most directly comparable GAAP financial measure, is provided in the Pro Forma Condensed Consolidated Statement of Income at the end of this press release.

[2]	Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUES	$91,923	$75,486	$299,263	$220,975

OPERATING EXPENSES:
Selling, general and administrative	7,223	4,925	21,750	19,166
Patent administration and licensing	12,772	13,320	45,302	41,037
Development	17,457	10,659	49,985	50,755
Repositioning	—	—	—	36,970

	37,452	28,904	117,037	147,928

Income from operations	54,471	46,582	182,226	73,047

OTHER INCOME:
Interest and investment income, net	556	531	2,045	1,985

Income before income taxes	55,027	47,113	184,271	75,032

INCOME TAX PROVISION	(19,512)	(16,492)	(64,966)	(26,652)

NET INCOME	$35,515	$30,621	$119,305	$48,380

NET INCOME PER COMMON SHARE — BASIC	$0.80	$0.70	$2.69	$1.10

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	44,076	43,083	43,889	43,353

NET INCOME PER COMMON SHARE — DILUTED	$0.79	$0.69	$2.66	$1.08

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,599	43,819	44,456	44,196

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SUMMARY CONSOLIDATED BALANCE SHEET
(Dollars in thousands)
(unaudited)

	September 30, 2010	December 31, 2009
Assets
Cash & short-term investments	$563,580	$409,806
Accounts receivable (net)	29,802	212,905
Current deferred tax assets	35,328	68,500
Other current assets	13,292	11,111
Property & equipment and Patents (net)	135,843	129,569
Other long-term assets (net)	135,818	76,594

TOTAL ASSETS	$913,663	$908,485

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$286	$584
Accounts payable, accrued liabilities & taxes payable	66,133	58,567
Current deferred revenue	157,997	193,409
Long-term deferred revenue	373,143	474,844
Long-term debt & long-term liabilities	10,758	11,544

TOTAL LIABILITIES	608,317	738,948
SHAREHOLDERS’ EQUITY	305,346	169,537

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$913,663	$908,485

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SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Income before income taxes	$55,027	$47,113	$184,271	$75,032
Taxes paid	(55,723)	(24,208)	(88,223)	(44,708)
Depreciation, amortization, share-based compensation & asset impairment	6,952	7,277	20,389	55,944
Increase in deferred revenue	19,505	220,360	72,002	605,374
Deferred revenue recognized	(75,472)	(53,918)	(209,115)	(164,944)
Increase (decrease) in operating working capital, deferred charges and other	131,307	32,588	183,820	(194,196)
Capital spending, technology licensing & patent additions	(6,745)	(8,680)	(21,701)	(25,473)

FREE CASH FLOW	74,851	220,532	141,443	307,029

Tax benefit from share-based compensation	920	1,908	2,262	2,560
Payments on long-term debt	(78)	(340)	(512)	(1,803)
Repurchase of common stock	—	(11,019)	—	(25,020)
Net proceeds from exercise of stock options	2,160	1,915	10,625	5,156
Unrealized (loss) gain on short-term investments	(68)	87	(44)	141

NET INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$77,785	$213,083	$153,774	$288,063

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PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands except per share data)
(unaudited)

	For the Nine Months Ended
	September 30, 2009
	Actual	Adjustments	Pro Forma
REVENUES	$220,975		$220,975

OPERATING EXPENSES:
Selling, general and administrative	19,166		19,166
Patent administration and licensing	41,037		41,037
Development	50,755		50,755
Repositioning	36,970	(36,970)	—

	147,928	(36,970)	110,958

Income from operations	73,047	36,970	110,017

OTHER INCOME:
Interest and investment income, net	1,985	—	1,985

Income before income taxes	75,032	36,970	112,002

INCOME TAX PROVISION	(26,652)	(12,976)	(39,628)

NET INCOME	$48,380	$23,994	$72,374

NET INCOME PER COMMON SHARE — BASIC	$1.10		$1.64

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	43,353		43,353

NET INCOME PER COMMON SHARE — DILUTED	$1.08		$1.61

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	44,196		44,196

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RECONCILIATION OF FREE CASH FLOW TO
NET CASH PROVIDED BY OPERATING ACTIVITIES
In the summary cash flow statement and throughout this press release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net cash provided by operating activities	$81,596	$229,212	$163,144	$332,502
Purchases of property, equipment, & technology licenses	(650)	(540)	(1,738)	(3,527)
Patent additions	(6,095)	(8,140)	(19,963)	(21,946)

Free cash flow	$74,851	$220,532	$141,443	$307,029

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# # #

Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
Email: jack.indekeu@interdigital.com	Email: janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800